Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	April 18, 2017

Derby, Vermont	For immediate release

For more information, contact: Kathryn Austin, President and CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the first quarter ended March 31, 2017, of $1,414,216 or $0.27 per share compared to $1,169,494 or $0.23 per share for the first quarter of 2016.

Total assets for the Company at the end of the quarter were $642,900,050 compared to $637,653,665 at year-end 2016 and $593,409,328 at the end of the quarter a year ago. The increase in total consolidated assets from year-end is a result of an increase in cash and the securities portfolio of $3.2 million and $4.0 million, respectively, offset by a decrease in loan balances of $1.5 million, which was due to fluctuating utilization of commercial lines of credits. The $49.5 million increase in assets, year over year, was mainly due to an increase in loans of $30.7 million during 2016.

In commenting on the Company’s earnings, President and CEO Kathryn Austin said “The loan growth we experienced in 2016 and the increases in the prime rate both had a direct impact on our earnings for the first quarter of 2017 driving an increase in net interest income of $216,990 year-over-year. Also driving our earnings is an increase in service fees collected and the ability to manage operating expenses to an increase of only 1% year-over-year.”

As previously announced, the Company has declared a quarterly cash dividend of $0.17 per share payable May 1, 2017 to shareholders of record as of April 15, 2017.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.